EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duckwall-ALCO Stores, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-165568) on Form S-8 of Duckwall-ALCO Stores, Inc. (the Company) of our reports dated April 15, 2010, with respect to the consolidated balance sheets of the Company as of January 31, 2010 and February 1, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2010, and the effectiveness of internal control over financial reporting as of January 31, 2010, which reports appear in the January 31, 2010 annual report on Form 10-K of the Company.

The report on the financial statements of the Company referred to above contains an explanatory paragraph stating that, as discussed in Note 7 to the financial statements, effective January 29, 2007, the Company adopted Accounting Standards Codification Topic 740 (previously Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes).

Kansas City, Missouri

April 15, 2010